Exhibit 99.1
 Innotrac Corporation Announces 2008 Fourth Quarter and Year End Results

ATLANTA, GA (March 30, 2009) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the fourth quarter and year ended December 31, 2008.  The Company reported revenues of $37.2 million for the quarter versus $36.9 million reported in the comparable period in 2007, a slight increase of 0.7%.  For the year ended December 31, 2008, the Company reported revenues of $131.4 million compared to $121.8 million for the same period in 2007, an increase of 7.9%.  The increase in revenue for the twelve months ended December 31, 2008 was primarily due to increased revenue from existing clients in our eCommerce, DSL and direct marketing verticals.  These increases were offset by a decrease in revenues from our B2B and telecom verticals.

The Company reported net income of $592,000, or $0.05 per share, fully diluted, for the three months ended December 31, 2008, versus net income of $425,000 or $0.03 per share in the comparable period of 2007.  For the year ended December 31, 2008, the Company reported net income of $3.3 million, or $0.26 per share, fully diluted, compared to net income of $712,000, or $0.06 per share in the same period in 2007. Included in net income for the year ended December 31, 2008 was approximately $959,000 of expenses directly related to the terminated merger transaction with GSI Commerce, which termination was announced on January 29, 2009.

On March 27, 2009, the Company extended its existing agreement with Wachovia Bank, National Association through June 30, 2012. The amended and restated agreement has a maximum borrowing limit of $15.0 million. The amended and restated loan agreement is filed as an exhibit to the Company's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission today.

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and two call centers in seven cities spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2008 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)
	2008	2007	2008	2007
Service revenue	$30,461	$29,030	$104,487	$97,215
Freight revenue	6,699	7,870	26,913	24,601
Total revenue	37,160	36,900	131,400	121,816

Cost of service revenues	16,607	16,351	50,797	47,723
Cost of freight revenues	6,436	7,711	26,458	24,299
Selling, general and
administrative expenses	12,212	10,950	45,293	43,342
Depreciation and amortization	1,166	1,066	4,343	4,846
Total operating expenses	36,421	36,078	126,891	120,210
Operating income	739	822	4,509	1,606
Interest expense	147	397	1,231	894
Total other expense	147	397	1,231	894
Income before income taxes	592	425	3,278	712
Income tax	-	-	-	-
Net income	$592	$425	$3,278	$712

Earnings per share:
Basic	$0.05	$0.03	$0.27	$0.06
Diluted	$0.05	$0.03	$0.26	$0.06

Weighted average shares
outstanding:
Basic	12,335	12,586	12,327	12,301
Diluted	12,340	12,586	12,401	12,301

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash	$1,056	$1,079
Accounts receivable (net of allowance for doubtful accounts of $271 at December 31, 2008 and $288 at December 31, 2007)	25,793	28,090
Inventory	1,855	599
Prepaid expenses and other	1,262	1,100
Total current assets	29,966	30,868

Property and equipment, net	15,842	17,702
Goodwill	25,169	25,169
Other assets, net	822	1,192

Total assets	$71,799	$74,931

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$9,259	$14,050
Line of credit	10,055	6,168
Term loan	-	5,000
Accrued expenses and other	5,253	5,708
Total current liabilities	24,567	30,926

Noncurrent Liabilities:
Other noncurrent liabilities	753	993
Total noncurrent liabilities	753	993

Total shareholders' equity	46,479	43,012

Total liabilities and shareholders' equity	$71,799	$74,931

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,278	$712
Adjustments to net income:
Depreciation and amortization	4,343	4,846
Provision for bad debts	8	43
Loss on disposal of fixed assets	47	16
Stock compensation expense-stock options	72	102
Stock compensation expense-restricted stock	75	53
Stock issued to settle employee stock bonus	-	111
Changes in working capital:
Accounts receivable, gross	2,289	(5,194)
Inventory	(1,256)	1,130
Prepaid assets and other	(101)	294
Accounts payable, accrued expenses and other	(5,246)	1,797
Net cash provided by operating activities	3,509	3,910

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,530)	(4,827)
Installment payment on previous acquisition of business	-	(800)
Net change in noncurrent assets and liabilities	130	(476)
Cash used in investing activities	(2,400)	(6,103)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under line of credit	3,887	(2,418)
(Repayment) proceeds of term loan	(5,000)	5,000
Issuance of stock, net	42	-
Loan commitment fees	(61)	(324)
Cash (used in) provided by financing activities	(1,132)	2,258

Net (decrease) increase in cash	(23)	65
Cash, beginning of period	1,079	1,014
Cash, end of period	$1,056	$1,079